Exhibit 99.1

QUARTERLY REPORT for the period ended 30 June 2016

 FINANCIAL HIGHLIGHTS

-	Average production for the quarter ended 30 June 2016 was 1,029 barrels of oil equivalent per day, an increase of 61% from the quarter ended 31 March 2016 as a result of the Foreman Butte Acquisition

-	Production from the Foreman Butte acquisition has increased to 18,231 barrels of oil (net production) in June 2016 up from 12,946 barrels of oil (net production) in March 2016, prior to Samson acquiring the project area. Estimated oil and gas revenue was US$3.0 million for the quarter (there is generally a two to three month delay between production and the receipt of funds).

-	The Company’s G&A cash expenditure was reduced to US$0.5 million for the three months to 30 June 2016 from US$1.3 million for the prior corresponding period in 2015.

-	Lifting cost per barrel (excluding workovers) continues to decline with our current estimated cost estimate at $10 per barrel.

-	Oil price differentials in the Williston Basin have improved from $8.00 per barrel 12 months ago to a current estimated differential of between $5.50 and $6.50 per barrel.

-	The closing cash balance for the quarter is US$2.7 million.

-	$11.5 million debt facility reduction to be achieved through the sale of North Stockyard for $15 million, which is due to close on August 31st unless extended.

 OPERATIONAL HIGHLIGHTS

-	Obtained Operator status in the Foreman Butte project.
-	Returned approximately 32 wells to production that were shut in when Samson took over as operator of the project.
-	Production from the Foreman Butte project area was 607 BOPD at the end of June 2016.
-	Completed an acid stimulation job in Maris well, which is currently producing injected fluids.
-	Completed a fresh water clean out in Evans well which is currently producing injected fluids.
-	In North Stockyard all 23 wells are currently on production. Gross oil production for the quarter was 184,884 barrels. Gross gas sold was approximately 371,181 MCF.

 PRODUCTION

Production for the June 2016 quarter increased from the March 2016 quarter as a result of the Foreman Butte acquisition and the result of the workover program completed by Samson in that project area.

Prior 12 month production by quarter

	Q3 2015	Q4 2015	Q1 2016	Q2 2016
OIL, BO	61,220	51,009	41,927	84,549
GAS, MCF	90,220	88,848	92,399	77,605
BOE	76,257	65,817	57,327	97,483
BOEPD	847	731	637	1,083

Samson Oil & Gas Limited Level 16, AMP Building, 140 St Georges Terrace, Perth WA 6000 T: +618 9220 9830 F: +618 9220 9820 ABN: 25 009 069 005 ASX: SSN	Samson Oil & Gas USA 1131, 17th Street, Suite 710, Denver Colorado 80202 T: +1 303 295 0344 F: +1 303 295 1961 NYSE: SSN

SAMSON OIL & GAS LIMITED June 2016 Quarterly Report

Current quarter production by month

	April	May	June
OIL, BO	27,008	27,132	30,408
GAS, MCF	25,550	27,251	24,805
BOE	31,266	31,674	34,542
BOEPD	1,042	1,056	1,151

Note:

1)	We previously advised on June 28th that our June daily rate was 1,322 BOPD this estimate was an “instantaneous rate” achieved as at that report and because the bulk of the Foreman Butte workovers occurred in June the average rate for the entire quarter was lower.
2)	Production information (volumes and prices) may differ from previously advised information as there is generally a two to three month lag between production and receipt of sales and cash from the field operators. Prior to receiving the final sales information, production is estimated from information provided by the operator and in some instances, third parties.

Estimated net production and revenue:

	OIL Bbls	OIL US$	GAS Mscf	GAS US$	TOTAL US$
March 2016 Quarter	41,927	1,055,608	92,399	153,425	1,209,033
June 2016 Quarter	84,549	3,235,002	77,605	123,093	3,358,095

Average commodity prices:

	GAS US$/Mscf	OIL US$/Bbl
March 2016 Quarter	$1.66	$25.18
June 2016 Quarter	$1.59	$38.26

In some cases revenue is yet to be received and is therefore an estimate.

 LAND

PROJECT	BASIN	STATE	COUNTY	NET ACRES
Hawk Springs	DJ	Wyoming	Goshen	2,291
Roosevelt	Williston	Montana	Roosevelt	2,230
North Stockyard	Williston	North Dakota	Williams	531
Rainbow	Williston	North Dakota	Williams	294
Foreman Butte	Williston	North Dakota/Montana	Numerous	51,305
South Prairie	Williston	North Dakota	Renville	1,066
State GC	Delaware	New Mexico	Lea	130

 PROJECTS

North Stockyard, Williams County, North Dakota

Bakken

Samson average working interest ~28%

Samson has executed a Purchase and Sale Agreement with Angelus Private Equity Group (“Angelus”) to sell its interest in the North Stockyard field in North Dakota for $15 million cash. The closing is scheduled for August 31st, 2016 and Angelus has tendered a $1 million deposit.

SAMSON OIL & GAS LIMITED June 2016 Quarterly Report

Hawk Springs Project, Goshen County, Wyoming

Permo-Penn Project, Northern D-J Basin

Samson currently has a 37.5% Working Interest

The decrease in the oil price has resulted in uneconomic production for this project area, hence Samson is currently planning to plug and abandon its wells in this project area. The abandonment is expected to commence during the last quarter of calendar year 2016.

Rainbow Field, Williams County, North Dakota

Mississippian Bakken Formation, Williston Basin

Gladys 1-20H

Samson 23% Working Interest

During the quarter the Gladys 1-20H well produced 7,479 barrels of oil (gross) and 11,267 MCFG (gross). The well averaged 82 BOPD and 124 MCFGPD during the quarter. 1280 gross acres in the adjacent unit have expired in this project due the working interest owners not drilling a well in accordance with lease agreement. The well was deemed uneconomic to drill due to low oil prices.

Cane Creek Project, Grand & San Juan Counties, Utah

Pennsylvanian Paradox Formation, Paradox Basin

Samson 100% Working Interest

Samson was granted an option period for two years by SITLA (the Utah School and Institutional Trust Lands Administration) in order to enter into a Multiple Mineral Development Agreement (“MMDA”) with another company who holds leases to extract potash in an acreage position situated within our project area. Upon entering into the MMDA, SITLA is obligated to deliver 8,080 net acres of oil and gas leases covering our project area located in Grand and San Juan Counties, Utah at a cost of $75 per acre to Samson. The MMDA has been finalized and is now in the process of being executed.

This acreage is located in the heart of the Cane Creek Clastic Play of the Paradox Formation along the Cane Creek anticline. The primary drilling objective is the overpressured and oil saturated Cane Creek Clastic interval. Keys to the play to date include positioning along the axis of the Cane Creek anticline and exposure to open natural fractures. The 3-D seismic survey is currently being designed to image these natural fractures. The seismic shoot was surveyed and permitted this past summer. This project displays very robust economics in a low priced oil environment using the evidence obtained from a nearby competitor well that has produced 802,967 BO in just over two years and has an EUR of 1.2 million barrels of oil. Initial production rates are around 1,500 BOPD and decline rates are very modest.

Foreman Butte Project, McKenzie County, North Dakota

Mississippian Madison Formation, Williston Basin

Samson 87% Operated Average Working Interest

On April 1st, Samson closed on the acquisition of 51,305 net acres of oil and gas leases, producing oil and gas wells, currently shut-in wells and associated facilities in North Dakota and Montana for a cash price of $16.0 million.

The 51,305 net acres of petroleum leases that were acquired include the right to exploit hydrocarbons down to the top of the Bakken Formation. For a portion of the leases, Samson is also acquiring the rights to the deeper geologic section below the Bakken pool. The properties have been in production for several years and represent production from various geologic horizons above the Bakken Formation, including the Ratcliffe and Mission Canyon intervals of the Mississippian Madison Formation which provide conventional oil and gas accumulations in this region. The properties have largely been developed using 640 acre horizontal wells or 40 acre vertical wells. With the current lower oil service costs, Samson envisages development of the acquired PUD locations by using longer laterals, infilling the historical 640 acre wells or developing 40 acre infills adjacent to existing or known production.

SAMSON OIL & GAS LIMITED June 2016 Quarterly Report

Samson was approved as operator of the wells in Montana on April 27, 2016 and on 3rd of June 2016 in North Dakota.

Subsequent to be approved as operator, Samson commenced an extensive workover program to focus on returning previously shut in wells to production. The initial workover involved five workover rigs completing operations on 32 wells. Operations ranged from fire tube replacements at a cost of less than $1,000 to more extensive workovers replacing rods or pumps at around $150,000. Production has more than doubled from March 2016 to June 2016.

Samson has recently completed its initial multi-stage acid stimulation on the Maris 1-16H well. This well is a horizontal open hole completion in the Ratcliffe Member of the Mississippian Madison Formation, which is predominantly a limestone reservoir. The well has produced 177,000 barrels of oil after being initially drilled in 2004. The well had a shut in proved category (PDNP) when Samson acquired the Foreman Butte project.

A leading oil service provider designed and delivered a state of the art, multi-stage hydrochloric acid (HCl) /diversion product that was designed to treat the entire open hole well bore. The diversion of the acid to multiple permeability zones is the key component in the application such that acid can be delivered to open pore throats along the entire 4,500 feet horizontal length. Acid stimulation is an industry generally accepted, permeability enhancement technique that relies on a simple chemical reaction between calcium carbonate (which is the composition of limestone) and hydrochloric acid which effectively dissolves the calcium carbonate and thereby enhancing the permeability of the oil saturated reservoir.

The stimulation job placed 4,600 bbls of HCl acid and included in addition to other water based fluids, the injection of 4,200 barrels of diversion agent, spacers and pads necessary to complete the placement of acid in 19 stages across 5 zones.

The stimulation job took a day longer than expected but the entire planned fluid injection was achieved. An initial review of the pressure data observed during the stimulation job would suggest that the diversion agent (degradable fibers) worked as predicted, however the evidence of that and the economic benefit of the stimulation will only be determined after the well is pumped for a period of time to remove the injected fluid. To date the well has returned approximately 1,000 barrels out of over 8,000 barrels of injected fluid.

Samson has also completed its initial fresh water clean out on the Evans well. This operation involved pumping 4,000 barrels of water into the wellbore to remove any blockages and salt deposits potentially blocking the well bore or reducing production. Approximately 2,000 barrels of the injected water has been returned and the well is currently producing at a rate of 200 barrels of fluid/day.

Samson will assess the results of both the acid stimulation and fresh water clean out in due course and examine the economic impacts to determine the most appropriate use of capital with respect to the remaining 18 candidates for acid stimulation or fresh water cleanouts.

SAMSON OIL & GAS LIMITED June 2016 Quarterly Report

 LIQUIDITY

Sources of cash for the next quarter are as follows:

US$(’000’s)
Current cash on hand	2,685
Cash receipts from June quarter oil and gas sales	2,141
TOTAL	4,826

*	Estimate based on realized June quarter production and $39 oil price (indicative of estimated oil pricing), allowing for a two month delay between production and cash receipt.

 FINANCIAL

Mutual of Omaha Credit Facility

On 30 June 2016 Mutual of Omaha agreed to extend the deadline for Samson to reduce its credit facility by $10 million to August 31, 2016 in anticipation of the pending sale of our North Stockyard properties. The term of the facility has also been extended from January 2017 to October 2017.

Cash Distribution
Bank of the West (Samson’s trading bank)	US$1,519,986
Bank of New York Mellon	US$17,946
Mutual of Omaha	US$1,122.540
National Australia Bank	A$33,985

Foreign Exchange Rates

The closing A$:US$ exchange rate on 30 June 2016 was $0.7426 The average A$:US$ exchange rate for the quarter was $0.7455.

The Company’s cash position at 30 June 2016 was as follows:

US$(‘000’s)
Cash at bank on deposit	2,685

Hedging

In conjunction with the closing of the Foreman Butte transaction and the extension of the Mutual of Omaha credit facility, Samson closed out its existing hedge portfolio and has put the following hedging in place with respect to WTI and Henry Hub pricing:

Product	Start Date	End Date	Volume (BO/Mmbtu)	Floor $	Ceiling $
WTI	1 May 2016	30 Apr 2018	147,462	41.50	63.00
Henry Hub	1 May 2016	31 Oct 2016	192,029	1.90	2.40
Henry Hub	1 Nov 2016	31 Mar 2017	134,088	2.60	3.35
Henry Hub	1 Apr 2017	31 Oct 2017	167,682	2.40	2.91
Henry Hub	1 Nov 2017	30 Apr 2017	127,030	2.80	3.60

Product	Start Date	End Date	Volume (BO)	Swap Price $
WTI	1 May 2016	31 Dec 2016	113,925	41.20
WTI	1 Jan 2017	31 Dec 2017	141,255	44.09
WTI	1 Jan 2018	30 Apr 2018	39,720	45.55

As at 30 June 2016, the value of Samson’s hedging program was ($2.9 million). At 21 July 2016, the value of Samson’s hedging program was $1.9 million.

SAMSON OIL & GAS LIMITED June 2016 Quarterly Report

Equity Issue

In April 2016, Samson issued 378,020,400 ordinary shares in the form of 1,890,102 ADS to raise gross proceeds of $1.4 million. After payment of offering expenses, the funds will be used to initiate the development program of the newly acquired Foreman Butte project.

For and on behalf of the Board of SAMSON OIL & GAS LIMITED	For further information please contact Denis Rakich, Director/Company Secretary, on 08 9220 9882

TERRY BARR Managing Director	Information contained in this report relating to hydrocarbon reserves was compiled by the Managing Director of Samson Oil & Gas Ltd., T M Barr a Geologist who holds an Associateship in Applied Geology and is a fellow of the Australian Institute of Mining and Metallurgy who has 30 years relevant experience in the oil & gas industry.
28 July 2016

SAMSON OIL & GAS LIMITED June 2016 Quarterly Report

Rule 5.3

Appendix 5B

Mining exploration entity quarterly report

Introduced 01/07/96 Origin Appendix 8 Amended 01/07/97, 01/07/98, 30/09/01, 01/06/10, 17/12/10

Name of entity
Samson Oil and Gas Limited

ABN	Quarter ended (“current quarter”)
25 009 069 005	30 June 2016

Consolidated statement of cash flows

Cash flows related to operating activities		Current quarter $US’000	Year to date (12.months) $US’000
1.1	Receipts from product sales and related debtors	1,776	10,258
1.2	Payments for (a) exploration & evaluation (b) development (c) production (d) administration	- - (1,040) (439)	(315) (1,428) (5,037) (3,858)
	Dividends received	-	-
	Interest and other items of a similar nature received	-	2
	Interest and other costs of finance paid	(205)	(808)
	Receipt from legal settlement	725	725
	Other (provide details if material) Costs to abandon old wells Receipts from derivative instruments (hedges) Payments for operating bonds	- 201 (125)	(98) 638 (450)
	Net Operating Cash Flows	893	(371)
	Cash flows related to investing activities
	Payment for purchases of: (a) prospects (b) equity investments (c) other fixed assets	(15,500)	(16,000)
	Proceeds from sale of: (a) prospects (b) equity investments (c) other fixed assets	- - -	- - -
	Loans to other entities	-	-
	Loans repaid by other entities	-	-
	Other (provide details if material)	-	-

SAMSON OIL & GAS LIMITED June 2016 Quarterly Report

Net investing cash flows	(15,500)	(16,000)
Total operating and investing cash flows	(14,607)	(16,371)
Cash flows related to financing activities
Proceeds from issues of shares, options, etc.	1,231	1,232
Proceeds from sale of forfeited shares	-	-
Proceeds from borrowings	15,500	15,801
Repayment of borrowings	-	-
Dividends paid	-	-
Other (provide details if material)	-	-
Net financing cash flows	16,731	17,033
Net increase (decrease) in cash held	2,124	662
Cash at beginning of quarter/year to date	532	2,062
Exchange rate adjustments to item 1.20	23	(45)
Cash at end of quarter	2,679	2,679

Payments to directors of the entity and associates of the directors

Payments to related entities of the entity and associates of the related entities

		Current quarter $US'000
1.23	Aggregate amount of payments to the parties included in item 1.2	100
1.24	Aggregate amount of loans to the parties included in item 1.10	-
1.25	Explanation necessary for an understanding of the transactions
	Monies paid to Executive Directors for salary

Non-cash financing and investing activities

2.1	Details of financing and investing transactions which have had a material effect on consolidated assets and liabilities but did not involve cash flows

2.2	Details of outlays made by other entities to establish or increase their share in projects in which the reporting entity has an interest

SAMSON OIL & GAS LIMITED June 2016 Quarterly Report

Financing facilities available

Add notes as necessary for an understanding of the position.

		Amount available $US’000	Amount used $US’000
3.1	Loan facilities	34,500	34,500
	Credit standby arrangements	-	-

*In April 2016 this was extended to $30.5 million.

Estimated cash outflows for next quarter*

		$US’000
4.1	Exploration and evaluation	-
	Development	1,500
	Production	1,851
	Administration	750
	Total	4,101

* Estimated cash outflows will be funded through cash receipts from oil and gas sales.

Reconciliation of cash

Reconciliation of cash at the end of the quarter (as shown in the consolidated statement of cash flows) to the related items in the accounts is as follows.		Current quarter $US’000	Previous quarter $US’000
5.1	Cash on hand and at bank	2,679	532
5.2	Deposits at call	-	-
	Bank overdraft	-	-
	Other (provide details)	-	-
	Total: cash at end of quarter (item 1.22)	2,679	532

SAMSON OIL & GAS LIMITED June 2016 Quarterly Report

Changes in interests in mining tenements

		Tenement reference	Nature of interest (note (2))	Interest at beginning of quarter	Interest at end of quarter
6.1	Interests in mining tenements relinquished, reduced or lapsed
Interests in mining tenements acquired or increased

SAMSON OIL & GAS LIMITED June 2016 Quarterly Report

Issued and quoted securities at end of current quarter – all reference to option exercise price is in AUSTRALIAN DOLLARS

Description includes rate of interest and any redemption or conversion rights together with prices and dates.

		Total number	Number quoted	Issue price per security (see note 3) (cents)	Amount paid up per security (see note 3) (cents)
7.1	Preference +securities(description)
7.2	Changes during quarter (a) Increases through issues (b) Decreases through returns of capital, buy-backs, redemptions
7.3	+Ordinary securities	3,215,854,701	3,215,854,701
7.4	Changes during quarter (a) Increases through issues (b) Decreases through returns of capital, buy-backs	378,020,400	378,020,400	0.485c	0.485c
7.5	+Convertible debt securities (description)
7.6	Changes during quarter (a) Increases through issues (b) Decreases through securities matured, converted
7.7	Options(description and conversion factor)	229,582,240 4,000,000 87,033,246	229,582,240 - -	Exercise price 3.8c 3.9c 3.3c	Expiry date 31.03.2017 30.11.2017 30.04.2018
7.8	Issued during quarter
7.9	Exercised during quarter
7.10	Expired during quarter
7.11	Debentures (totals only)
7.12	Unsecured notes (totals only)	NIL	NIL

SAMSON OIL & GAS LIMITED June 2016 Quarterly Report

Compliance statement

1	This statement has been prepared under accounting policies which comply with accounting standards as defined in the Corporations Act or other standards acceptable to ASX (see note 5).

2	This statement does give a true and fair view of the matters disclosed.

Sign here:		Date: 28 July 2016
(Director/Company secretary)

Print name:	Denis Rakich

Notes

1	The quarterly report provides a basis for informing the market how the entity’s activities have been financed for the past quarter and the effect on its cash position. An entity wanting to disclose additional information is encouraged to do so, in a note or notes attached to this report.

2	The “Nature of interest” (items 6.1 and 6.2) includes options in respect of interests in mining tenements acquired, exercised or lapsed during the reporting period. If the entity is involved in a joint venture agreement and there are conditions precedent which will change its percentage interest in a mining tenement, it should disclose the change of percentage interest and conditions precedent in the list required for items 6.1 and 6.2.

3	Issued and quoted securities The issue price and amount paid up is not required in items 7.1 and 7.3 for fully paid securities.

4	The definitions in, and provisions of, AASB 6: Exploration for and Evaluation of Mineral Resources and AASB 107: Statement of Cash Flows applies to this report.

5	Accounting Standards ASX will accept, for example, the use of International Financial Reporting Standards for foreign entities. If the standards used do not address a topic, the Australian standard on that topic (if any) must be complied with.

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